Exhibit 4.15

DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
    Tri Pointe Homes, Inc., a Delaware corporation, has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, $0.01 par value per share.
    The following is a description of the rights of our common stock and related provisions of Delaware law and our certificate of incorporation and bylaws. Both our certificate of incorporation and bylaws are filed as exhibits to the annual report on Form 10-K of which this exhibit forms a part. The following description of our common stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of our certificate of incorporation and bylaws and applicable provisions of Delaware law.
References to “Tri Pointe”, “the Company”, “we”, “us”, or “our” in this exhibit refer to Tri Pointe Homes, Inc., a Delaware corporation, excluding our consolidated subsidiaries, unless explicitly stated or the context otherwise requires.
Common Stock
Our certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2024, there were 92,451,729 shares of common stock issued and outstanding.
Shares of our common stock have the following rights, preferences and privileges:
•Voting Rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by the vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on such matters that are present in person or by proxy at the meeting, except that (i) in an “uncontested election”, our directors are elected by a majority of the votes cast in the election of directors and (ii) in all director elections other than “uncontested elections”, our directors are elected by a plurality of the votes cast in the election of directors. “Uncontested elections” are defined as any meeting of stockholders at which directors are to be elected where the number of nominees does not exceed the number of directors to be elected. We do not have a classified board of directors.
•Dividends. Subject to the rights of the holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant.
•Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among our stockholders on a per share basis.
•Rights and Preferences. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of our stockholders are subject to, and may be materially and adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
•Merger. In the event that we merge or consolidate with or into another entity, holders of each share of our common stock will be entitled to receive the same per share consideration.
Our common stock trades on the NYSE under the trading symbol “TPH.”
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Certain Anti-Takeover Effects of Provisions of Our Charter and Bylaws
Our charter and bylaws and Delaware law contain provisions that may delay or prevent a transaction or a change in control of the Company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could materially and adversely affect the market price of our common stock. Certain of these provisions are described below.
Selected Provisions of Our Charter and Bylaws
Our charter and bylaws contain anti-takeover provisions that:
•authorize our board of directors, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights and other terms of that series;
•require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;
•specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors or our chief executive officer;
•establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a meeting of our stockholders;
•provide that our bylaws may be amended by our board of directors without stockholder approval;
•allow the directors to establish the size of our board of directors by action of the board, subject to a minimum of three members;
•provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•do not give our stockholders cumulative voting rights with respect to the election of directors; and
•prohibit us from engaging in certain business combinations with any “interested stockholder” unless specified conditions are satisfied, as described in “—Selected Provisions of Delaware Law.”
Selected Provisions of Delaware Law
The Company has opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”), which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203 of the DGCL. Specifically, our charter provides that the Company may not engage in certain “business combinations” with any

“interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:
•prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;
•upon the consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the voting stock of the Company. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.
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